FINANCIAL PRODUCTS FACT SHEET K1791	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Securities – Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the S&P 500® Index due November 3, 2027

Fact Sheet to Preliminary Pricing Supplement No. K1791 dated September 29, 2021

Summary of Terms
Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent	Wells Fargo Securities, LLC
Term	Approximately six years
Market Measure	S&P 500® Index (the “Index”)
Pricing Date	October 29, 2021
Issue Date	November 3, 2021
Original Offering Price	$1,000 per security
Maturity Payment Amount	See “How the maturity payment amount is calculated” on page 2
Stated Maturity	November 3, 2027
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the calculation day
Maximum Return	66% to 76% of the original offering price per security ($660 to $760 per security), to be determined on the pricing date
Threshold Level	85% of the starting level
Participation Rate	100%
Calculation Day	October 27, 2027
Calculation Agent	Credit Suisse International
Denominations	$1,000 and any integral multiple of $1,000
Fees	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $45.20 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $25 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS will pay $1.20 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP	22552XWQ2

Investment Description

•      Linked to the S&P 500® Index (the “Index”)

•      Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at stated maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Index from its starting level to its ending level.
The maturity payment amount will reflect the following terms:

o If the ending level is greater than the starting level:

You will receive the original offering price plus 100% participation in the upside performance of the Index, subject to a maximum return of 66% to 76% of the original offering price per security ($660 to $760, to be determined on the pricing date). As a result of the maximum return, the maximum maturity payment amount will be $1,660 to $1,760

o  If the ending level is equal to or less than the starting level but equal to or greater than the threshold level:

You will be repaid the original offering price.

o  If the ending level is less than the threshold level:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the level of the Index beyond the threshold level

•      Investors may lose up to 85% of the original offering price

•      All payments on the securities are subject to the credit risk of Credit Suisse; if Credit Suisse defaults on its obligations, you could lose some or all of your investment

•      No periodic interest payments or dividends

•      No exchange listing; designed to be held to maturity

Credit Suisse currently estimates the value of each $1,000 original offering price of the securities on the pricing date will be between $910 and $954.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this fact sheet and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

This fact sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

For purposes of the securities offered by the accompanying preliminary pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in such preliminary pricing supplement, as set forth in the table below:

Product Supplement Term	Preliminary Pricing Supplement Term
Underlying	Index
Trade date	Pricing date
Principal amount	Original offering price
Valuation date	Calculation day
Maturity date	Stated maturity
Initial level	Starting level
Final level	Ending level
Knock-in level	Threshold level

How the maturity payment amount is calculated

The maturity payment amount will be determined as follows:

•	If the ending level is greater than the starting level, the maturity payment amount will be equal to $1,000 plus the lesser of:

(i)

(ii)	the maximum return

•	If the ending level is less than or equal to the starting level, but greater than or equal to the threshold level, the maturity payment amount will be equal to $1,000

•	If the ending level is less than the threshold level, the maturity payment amount will be equal to $1,000 minus

If the ending level is less than the threshold level, you will receive less than the original offering price of your securities at stated maturity, and you may lose 85% of your investment.

Hypothetical Payout Profile

The following profile is based on a hypothetical maximum return of 71% or $710 per security (the midpoint of the specified range for the maximum return), a participation rate of 100% and a threshold level equal to 85% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual maximum return and whether you hold your securities to stated maturity.

Hypothetical Returns

Hypothetical percentage change from the hypothetical starting level to the hypothetical ending level	Hypothetical maturity payment amount per security	Hypothetical rate of return
100.00%	$1,710	71.00%
75.00%	$1,710	71.00%
71.00%	$1,710	71.00%
50.00%	$1,500	50.00%
40.00%	$1,400	40.00%
30.00%	$1,300	30.00%
20.00%	$1,200	20.00%
10.00%	$1,100	10.00%
5.00%	$1,050	5.00%
0.00%	$1,000	0.00%
-5.00%	$1,000	0.00%
-10.00%	$1,000	0.00%
-15.00%	$1,000	0.00%
-16.00%	$990	-1.00%
-20.00%	$950	-5.00%
-30.00%	$850	-15.00%
-40.00%	$750	-25.00%
-50.00%	$650	-35.00%
-75.00%	$400	-60.00%
-100.00%	$150	-85.00%

Assumes a hypothetical maximum return of 71%, or $710 per security (the midpoint of the specified range of the maximum return). Each security has an original offering price of $1,000. The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive at stated maturity and the resulting rates of return will depend on the actual starting level, ending level and maximum return.

Selected Risk Considerations

The risk factors listed below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	You May Receive Less Than The Original Offering Price Of Your Securities At Stated Maturity.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	The Potential Return On The Securities Is Limited To The Maximum Return.

•	No Periodic Interest Will Be Paid On The Securities.

•	The Starting Level May Be Determined On A Date Later Than The Pricing Date.

•	Stated Maturity May Be Postponed If The Calculation Day Is Postponed.

•	The Probability That The Ending Level Will Be Less Than The Threshold Level Will Depend On The Volatility Of The Index.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Index

•	Historical Performance Of The Index Is Not Indicative Of Future Performance.

•	We And Our Affiliates Generally Do Not Have Any Affiliation With The Index Or Index Sponsor And Are Not Responsible For Its Public Disclosure of Information.

•	Changes To The Index Could Adversely Affect The Securities.

•	We Cannot Control The Actions Of Any Issuers Whose Equity Securities Are Included In Or Held By The Index.

•	No Ownership Rights Relating To The Index.

•	No Dividend Payments Or Voting Rights.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Stated Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our “Secondary Market Credit Spreads”), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities. The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And A Trading Market For The Securities May Not Develop.

Additional Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated September 29, 2021, Underlying Supplement dated June 18, 2020, Product Supplement No. I–B dated June 18, 2020, Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

This fact sheet is a general description of the terms of the offering. Please see the full description in the applicable preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/1053092/000095010321014932/dp158716_424b2-k1791.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the preliminary pricing supplement.

Not appropriate for all investors

Investment appropriateness must be determined individually for each investor. The securities described herein are not an appropriate investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Credit Suisse, WFS and their affiliates are not obligated to purchase the securities from you at any time prior to maturity.

Not a research report

This material is not a product of Credit Suisse’s research department.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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